                                                          Exhibit (d)(8)

                        EXPENSE LIMITATION AGREEMENT

    EXPENSE LIMITATION AGREEMENT, effective as of December 31, 2002, by and between Waddell & Reed Ivy Investment Management Company (the
"Manager") and Ivy Fund (the "Trust"), on behalf of each series of the
Trust set forth in Schedule A (each a "Fund" and, collectively, the
"Funds").

    WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940
Act"), as an open-end management investment company of the series type, and each Fund is a series of the Trust; and

    WHEREAS, the Trust and the Manager have entered into a Master
Business Management and Investment Advisory Agreement and a Master
Business Management Agreement, respectively, effective as of December 31,
2002 ("Management Agreements"), pursuant to which the Manager provides business management and/or investment advisory services to each Fund for compensation based on the value of the average net assets of each such
Fund; and

    WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject;

    NOW THEREFORE, the parties hereto agree as follows:

1.  Expense Limitation.

    1.1  Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year ("Fund
         Operating Expenses"), including but not limited to business management and investment advisory fees, but excluding interest, taxes, brokerage commissions, extraordinary expenses such as litigation, expenses not incurred in the ordinary course of such
         Fund's business, and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act, exceed the
         Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be borne by the
         Manager.

    1.2  Operating Expense Limit. The maximum Operating Expense Limit and term of this Agreement with respect to each Fund are set forth on Schedule A. All Operating Expense Limits presented on
         Schedule A are based on a percentage of the average net assets of each Fund.

    1.3  Duration of Operating Expense Limit. The Operating Expense Limit
         with respect to each Fund shall remain in effect until the date specified for that Fund. The Manager may extend, but may not during the term of this Agreement shorten, the duration of the
         Operating Expense Limit for any Fund without the consent of the
         Trust by delivering a revised Schedule A to the Trust reflecting such extension.

    1.4  Changes to Operating Expense Limit. The Manager may lower, but may not during the term of this Agreement increase, the
         Operating Expense Limit for any Fund without the consent of the
         Trust by delivering a revised Schedule A to the Trust reflecting such reduction. The Manager may also cover additional series of
         Ivy Fund under this Agreement by delivering a revised Schedule A to the Trust.

    1.5  Method of Computation. To determine the Manager's obligation with respect to the Excess Amount, each day Fund Operating
         Expenses for each Fund shall be annualized. If the annualized
         Fund Operating Expenses of a Fund for any day exceed the
         Operating Expense Limit of such Fund, the Manager shall remit to the Fund an amount equal to that day's Excess Amount.

    1.6  Payment of Excess Amount. Any Excess Amount accrued during a month shall be paid by the Manager within the first 10 days of the following month.

2.  Fund Reimbursement of Prior Expense Reimbursements.
    If on any day during which the Management Agreements are in effect, the estimated annualized Fund Operating Expenses of a Fund for that day are less than the Operating Expense Limit, the Manager shall be entitled to reimbursement by such Fund of the payments previously remitted by the Manager to the Fund pursuant to Section 1 hereof (the
    "Reimbursement Amount") to the extent that the Fund's annualized Fund
    Operating Expenses plus the amount reimbursed to the Manager equals, for such day, the Operating Expense Limit provided in Schedule A.

3.  Term and Termination of Agreement.
    This Agreement shall terminate with respect to a Fund upon termination of that Fund's Management Agreement, or it may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party, at its principal place of business.

4.  Miscellaneous.

    4.1  Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

    4.2  Interpretation. Nothing contained herein shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of
         Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

    4.3  Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the business management and investment advisory fees, the
         computations of net asset values, and the allocation of
         expenses, having a counterpart in or otherwise derived from the terms and provisions of the applicable Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of December 31,
2002.

    ON BEHALF OF IVY FUND, AND EACH OF ITS SERIES,

    /s/Kristen A. Richards
    -------------------------------------------
    Kristen A. Richards, Vice President

    ON BEHALF OF WADDELL & REED IVY INVESTMENT COMPANY

    /s/Henry J. Herrmann
    ---------------------------------------
    Henry J. Herrmann, President

                               Schedule A
                                   to
                      Expense Limitation Agreement

Operating Expense Limit from December 31, 2002 through December 31,
2011:

Ivy Cundill Value Fund                  2.50%
Ivy Developing Markets Fund             2.50%
Ivy Global Fund                         2.50%
Ivy Global Natural Resources Fund       2.50%
Ivy International Growth Fund           2.50%
Ivy International Small Companies Fund  2.50%
Ivy International Value Fund            2.50%
Ivy Money Market Fund                   1.25%
Ivy Pacific Opportunities Fund          2.50%
Ivy US Blue Chip Fund                   2.50%